Exhibit 99.1

# Investment Dashboard Summary (Quarter-Ended December 31, 2025)

## Overview

- Investcorp Credit Management BDC, Inc.'s portfolio spans across 37 individual portfolio company investments, 18 GICS Level 3 industries, and 67 positions across both debt and equity investments with a total Fair Market Value (FMV) of $172.7 million
- Approximately 81% of the portfolio is comprised of Senior Secured Debt, providing priority in the capital structure
- The weighted-average coupon (including PIK and Base Rate where applicable) of the debt portfolio is 9.1% (~20% of FMV has a PIK component) with a weighted-average net leverage of 5.2x and interest coverage ratio of 2.2x
- Approximately 90% of portfolio FMV has Risk Ratings of '2' or '3'

## Top Holdings ($000) (1)

| Top Holdings | Investment Type | Principal (2) | Amortized Cost (2) | FMV | *FMV / Principal* | *FMV / Cost* |
|---|---|---|---|---|---|---|
| Bioplan | Debt + Equity | $6,865 | $8,126 | $11,413 | *166%* | *140%* |
| WorkGenius | Debt + Equity | 11,479 | 12,618 | 10,837 | *94%* | *86%* |
| Klein Hersh | Debt | 13,708 | 7,936 | 10,055 | *73%* | *127%* |
| Xenon Arc | Debt | 8,670 | 8,670 | 8,518 | *98%* | *98%* |
| ArborWorks | Debt + Equity | 3,502 | 7,845 | 8,154 | *233%* | *104%* |
| Crafty Apes | Debt + Equity | 2,221 | 7,109 | 8,051 | *362%* | *113%* |
| Argano | Debt | 7,304 | 7,188 | 7,286 | *100%* | *101%* |
| LaserAway | Debt | 7,084 | 7,047 | 7,049 | *100%* | *100%* |
| Discovery Behavioral Health | Equity | 4,000 | 4,000 | 7,000 | *175%* | *175%* |
| Integrity | Debt | 6,948 | 6,930 | 6,948 | *100%* | *100%* |
| **Top 10 Holdings** | | **$71,781** | **$77,469** | **$85,310** | ***119%*** | ***110%*** |
| All Others | Debt + Equity | 77,212 | 112,982 | 87,349 | *113%* | *77%* |
| **Total Holdings** | | **$148,993** | **$190,451** | **$172,659** | ***116%*** | ***91%*** |

*(1) Top 10 Holdings sorted by FMV; Equity investments may include Preferred Equity.*
*(2) For Common Equity investments, there is no "Principal" concept, which should bridge most of the value differences between the "Amortized Cost" and "Principal" columns.*

## Summary Statistics ($mm) (3)

| | | |
|---|---|---|
| Position Type | **% Senior Secured Debt** | **80.8%** |
| | % Senior Secured 1L | 80.8% |
| | % Senior Secured 2L | 0.0% |
| | % Mezzanine | 0.0% |
| | % Equity / Equity-Like | 19.2% |
| Weighted-Average Portfolio Metrics (Debt Only) | Cash Coupon (Incl. Base Rate) | 7.9% |
| | Margin (Cash + PIK + Base Rate) | 9.1% |
| | Net Leverage | 5.2x |
| | LTV | 46.3% |
| | Interest Coverage | 2.2x |
| | Maturity (yrs) | 2.7 |
| | EBITDA ($mm) | $192.0 |
| Other Portfolio Metrics | Median EBITDA ($mm) | $53.7 |
| | % Sponsor Deals | 70.2% |
| | % Covenanted Deals | 66.1% |
| | % PIK Positions | 20.2% |
| | % Non-Accrual | 6.9% |
| | Weighted-Average Fair Market Value | $5.5 |

*(3) Based on the total Fair Market Value (FMV) of the portfolio except for cash margin, which is based only on Debt FMV; 3M SOFR estimate of 3.65% was utilized.*
*(4) Figures may not tie to 10K due to rounding.*

## Risk Rating and Industry Split (3)

**37 Companies**



1
2%
2
65%
3
25%
4
8%
5
0%

**18 Industries (4)**



Professional Services
14%
IT Services
9%
Insurance
9%
Diversified Consumer Services
9%
Commercial Services & Supplies
8%
Trading Companies & Distributors
8%
All Others
43%

*Source: Company data.*

*Note: Data as of 12/31/25. Principal and Cost amounts are subject to change. Net Leverage and LTV are calculated through the tranche where the investment was made. Risk Ratings definitions include: Rating 1: Investments that are performing above expectations and whose risks remain favorable compared to the expected risk at the time of the original investment. Rating 2: Investments that are performing within expectations and whose risks remain neutral compared to the expected risk at the time of the original investment. Generally, all new loans are initially rated '2'. Rating 3: Investments that are performing below expectations and that require closer monitoring but where no loss of return or principal is expected. Portfolio companies with a rating of '3' may be out of compliance with their financial covenants. Rating 4: Investments that are performing substantially below expectations and whose risks have increased substantially since the original investment. These investments are often in workout. Investments with a rating of '4' will be those for which some loss of return but no loss of principal is expected. Rating 5: Investments that are performing substantially below expectations and whose risks have increased substantially since the original investment. These investments are almost always in workout. Investments with a rating of '5' will be those for which some loss of return and principal is expected.*